Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

July 7, 2026

Rome Wildlife, Inc.
c/o The Real Brokerage Inc.
701 Brickell Avenue, 17th Floor
Miami, Florida 33131

Re:	Rome Wildlife, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Rome Wildlife, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with (i) all of the proposed transactions contemplated by the Arrangement Agreement and Plan of Merger, dated as of April 26, 2026 (as amended by that certain Amendment to the Arrangement Agreement and Plan of Merger, dated as of June 12, 2026, the “Merger Agreement”), by and among The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Real”), RE/MAX Holdings, Inc., a Delaware corporation (“REMAX”), the Company, Wildlife Acquisition I Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub I”), Wildlife Acquisition II LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub II”), and 1587802 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of the Province of British Columbia and a wholly owned subsidiary of the Company (“Bidco”), which such proposed transactions include, but are not limited to, (x) an arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “Arrangement”) and (y) the merger of Merger Sub I with and into REMAX and the merger of REMAX with and into Merger Sub II (the “Mergers” and, together with the Arrangement and all other actions and transactions contemplated by the Merger Agreement, the “Contemplated Transactions”) and (ii) the preparation of the Registration Statement on Form S-4 (Registration No. 333-296768) (as may be amended from time to time, the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable in connection with the Contemplated Transactions and in accordance with the terms and subject to the conditions set forth in the Merger Agreement.

In rendering this opinion, we have examined the (i) Registration Statement; (ii) the Merger Agreement; (iii) copies of the Certificate of Incorporation of the Company (the “Current Certificate of Incorporation”) and By-Laws of the Company (the “Current Bylaws”); (iv) the forms of the Amended and Restated Certificate of Incorporation of the Company (the “A&R Charter”) and the Amended and Restated By-Laws of the Company (the “A&R Bylaws”), which, subject to approval by the board of directors of the Company and by the stockholders of the Company, will (x) amend and restate the Current Certificate of Incorporation and the Current

Rome Wildlife, Inc.

July 7, 2026

Bylaws, respectively, and (y) become effective prior to the issuance of any Shares; (v) resolutions adopted by the Company’s Board of Directors (the “Board”); and (vi) other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination, we have assumed (i) the genuineness of all signatures, the legal capacity and signing authority of all signatories, and the conformity to original documents of all copies submitted to us; (ii) prior to the issuance of the Shares, the Registration Statement shall be declared effective by the SEC; (iii) prior to the issuance of the Shares, (x) the A&R Charter shall have been (a) adopted by the Board, (b) approved by the Company’s shareholders and (c) filed with the Secretary of State of the State of Delaware, and (y) the A&R Bylaws shall have been adopted by the Board; and (iv) prior to the issuance of the Shares, the conditions to consummating the Contemplated Transactions will have been satisfied or duly waived. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on the foregoing, and subject to the qualifications and limitations set forth below, we are of the opinion that:

1.	The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.
2.

The Shares, when duly issued in accordance with the terms of the prospectus included as part of the Registration Statement and in accordance with the terms and subject to the conditions set forth in the Merger Agreement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York and the General Corporation Law of the State of Delaware (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law) and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC promulgated thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

Very truly yours,
/s/ Willkie Farr & Gallagher LLP